EXHIBIT 99.1
    NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS COMPLETES ACQUISITION OF
FOUR SEASONS RESORT SCOTTSDALE AT TROON NORTH

DALLAS – December 1, 2022 – Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) today announced that it has completed the acquisition of the luxury 210-room Four Seasons Resort Scottsdale at Troon North in North Scottsdale, previously announced on November 1, 2022. The total consideration for the acquisition was $267.8 million. The acquisition was funded with cash on hand and no common equity was issued to fund the acquisition. As previously announced, of the total consideration, $250 million ($1.2 million per key) is allocated to the existing resort and represents a capitalization rate of 5.7% on hotel net operating income of $14.2 million and a 15.2x hotel EBITDA multiple, based on unaudited operating financial data provided by the sellers and forecasted financial results for 2022. The Company expects to realize a stabilized yield of approximately 8.0% on its investment in the next three to five years. The 5.7 acres of excess developable land has been preliminarily allocated $17.8 million of the purchase price and is zoned for commercial use. The potential uses include new hotel keys, as well as fitness and health studios, restaurants, and accessory buildings. Final entitlements will be based on designs that are subject to the approval of the Scottsdale Design Review Board.
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Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

Braemar Hotels & Resorts Inc.
Four Seasons Resort Scottsdale at Troon North
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

12 Months Ending
December 31, 2022
Net income (loss)	$4.0
Interest expense	4.3
Depreciation and amortization	8.2
Hotel EBITDA	$16.5
Capital reserve	(2.3)
Hotel Net Operating Income	$14.2

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All information in this table is based upon unaudited forecasted operating financial data for the twelve month period ending December 31, 2022. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.
EBITDA is defined as net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), before interest, taxes, depreciation and amortization. Hotel EBITDA multiple is defined as the purchase price divided by the trailing 12 month EBITDA. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s hotel EBITDA minus a capital expense reserve of either 4% or 5% of gross revenues.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of COVID-19, and the rate of adoption and efficacy of vaccines to prevent COVID-19, on our business and investment strategy; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; our projected operating results; completion of any pending transactions; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to pay dividends; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our operations and business; general volatility of the capital markets and the market price of our common stock and preferred stock; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the markets in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. Investors should not place undue reliance on these forward-looking statements. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations, or otherwise, except to the extent required by law.

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